                                                                     Exhibit 3.1

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                         STORYFIRST COMMUNICATIONS, INC.

     STORYFIRST COMMUNICATIONS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     1. The Corporation was originally incorporated under the name StoryFirst
Distribution, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 18,
1989.

     2. This Amended and Restated Certificate of Incorporation was approved by the stockholders of the Corporation by written consent and restates and integrates and further amends the Certificate of Incorporation of the
Corporation by restating the Certificate of Incorporation in its entirety.

     3. The text of the Amended and Restated Certificate of Incorporation as
amended or restated prior to the date hereof is hereby further amended and restated to read as set forth in full below:

     ARTICLE I. Name. The name of the Corporation is STORYFIRST COMMUNICATIONS,
INC.

     ARTICLE II. Address. The address of the registered office of the
Corporation in the State of Delaware is 2711 Centerville Road, Suite 400,
Wilmington, New Castle County, and the name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.

     ARTICLE III. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the
General Corporation Law of Delaware.

     ARTICLE IV. Authorized Capital Stock.

     Section 1. Share Conversions and Splits.

     (a) Effective immediately upon the filing of this Amended and Restated
Certificate of Incorporation ("Effectiveness"), each of the following conversions shall automatically and without any further action by the stockholders of the Corporation be effected:

     o Each share of Series A Preferred Stock issued and outstanding immediately prior to Effectiveness shall be converted into 1 share of Common Stock;

     o Each share of Series B Preferred Stock issued and outstanding immediately prior to Effectiveness shall be converted into 1 share of Common Stock;

     o Each share of Series C Preferred Stock issued and outstanding immediately prior to Effectiveness shall be converted into 1 share of Common Stock;

     o Each share of Series D Preferred Stock issued and outstanding immediately prior to Effectiveness shall be converted into 1 share of Common Stock;

     o Each share of Series F Preferred Stock issued and outstanding immediately prior to Effectiveness shall be converted into 2.2888 shares of Common
       Stock;

     o Each share of Series G Preferred Stock issued and outstanding immediately prior to Effectiveness shall be converted into 1.1444 shares of Common
       Stock;

     o Each share of Class A Senior Preferred Stock issued and outstanding immediately prior to Effectiveness shall remain outstanding and shall be entitled to the rights and preferences set forth in this Amended and
       Restated Certificate of Incorporation;

     o Each share of Class B Senior Preferred Stock issued and outstanding immediately prior to Effectiveness shall be converted into 1.3092 shares of Common Stock; and

     o Each share of Super Senior Preferred Stock shall remain outstanding and shall be entitled to the rights and preferences set forth in this Amended and Restated Certificate of Incorporation.

     (b) Immediately following the conversions set forth in Section 1(a) above
(the "Reverse Split Effective Time"), a 1-for-1.1561
(one-for-one-point-one-five-six-one) reverse stock split of the Corporation's
Common Stock (the "Reverse Stock Split") shall become effective, pursuant to which each 1.1561 shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Reverse Split Effective Time (and, for the avoidance of doubt, following the conversions set forth in Section 1(a) above) shall be reclassified and combined into one share of Common Stock automatically and without any action by the holder thereof upon the Reverse Split Effective Time and shall represent one share of Common Stock from and after the Reverse Split Effective Time. No fractional shares of Common Stock shall be issued as a result of such reclassification and combination (or as a result of the conversions provided for in Section 1(a) above). In lieu of any fractional shares to which a stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Common Stock as determined by the Board of Directors of the Corporation.

     (c) Following the filing of this Amended and Restated Certificate of
Incorporation, each holder of outstanding shares of Series A, B, C, D, F and G
Preferred Stock and of Class B Senior Preferred Stock (collectively, the "Old
Preferred Stock") shall surrender his, her or its certificate or certificates for all such shares to the Corporation, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 1, after giving effect to the Reverse Stock
Split. Immediately upon the filing of this Amended and Restated Certificate of
Incorporation, all outstanding shares of Old Preferred Stock shall be deemed to have been converted into shares of Common Stock, as reclassified and combined, which shall be deemed to be outstanding of record, and all rights with respect to the Old Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock) will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Old Preferred Stock has been converted after giving effect to the Reverse Stock Split, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the
Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the surrender of the certificate or certificates for Old Preferred Stock and following the
Reverse Split Effective Time, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable in accordance with the provisions hereof.

     (d) All certificates evidencing shares of Old Preferred Stock which are required to be surrendered for conversion in accordance with the provisions of this Section 1 shall, from and after the filing of this Amended and Restated
Certificate of Incorporation, be deemed to have been cancelled and the shares of
Old Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates.

     (e) The total number of shares that the Corporation is authorized to issue is 390,000. Following the conversions and Reverse Stock Split set forth above, the Corporation is authorized to issue three classes of stock to be designated, respectively, Common Stock, Class A Senior Preferred Stock and Super Senior
Preferred Stock. The total number of shares of Common Stock that the Corporation is authorized to issue is 300,000. The total number of shares of Class A Senior
Preferred Stock that the Corporation is authorized to issue is 40,000. The total number of shares of Super Senior Preferred Stock that the Corporation is authorized to issue is 50,000. Common Stock shall have a par value of $0.01 per share; Class A Senior Preferred Stock shall have a par value of $0.01 per share and Super Senior Preferred Stock shall have a par value of $0.01 per share. The rights, preferences, privileges and restrictions relating to the Common Stock, the Class A Senior Preferred Stock and the Super Senior Preferred Stock are as
follows in this Article IV.

     Section 2. General Definitions. For purposes of this Amended and Restated
Certificate of Incorporation, the following definitions shall apply:

     A. "Super Senior Preferred" shall refer to the Super Senior Preferred
        Stock.

     B. "Class A Senior Preferred" shall refer to the Class A Senior Preferred
        Stock.

     C. "Common" shall refer to the Common Stock.

     D. "Preferred" shall mean the Class A Senior Preferred and the Super Senior
        Preferred.

     E. "Board" shall mean the Board of Directors of the Corporation.

     Section 3. Dividend Rights. Dividends and other distributions to shareholders may be paid on the outstanding Common and Preferred out of any funds legally available therefor when and as declared by the Board of Directors from time to time. The holders of Common and Preferred shall participate pro rata in any dividends or other distributions to shareholders (on an as-if-converted to Common basis).

     Section 4. Liquidation Rights.

     (a) Liquidation Preference of Preferred. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary:

         (i) Each holder of Super Senior Preferred shall be entitled to receive, prior to and in preference to any distribution of assets or surplus funds of the
Corporation to the holders of any other class or series of stock by reason of their ownership thereof, the amount of $1,430.00 for each share of Super Senior
Preferred then held by such holder, together with all accrued and unpaid dividends thereon.

         (ii) Upon the completion of the distributions required by clause (i)
above, the remaining assets or surplus funds of the Corporation available for distribution to shareholders shall be distributed among the holders of shares of
Common and Class A Senior Preferred pro rata based on the number of shares of
Common and/or Class A Senior Preferred (on an as-converted to Common basis) held by each.

         (iii) If, upon the occurrence of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the assets and funds available to be distributed among the holders of the Super Senior
Preferred shall be insufficient to permit the payment to such holders of the full preferential amount due to them, then the entire assets and funds of the
Corporation legally available for distribution shall be distributed on a pro rata basis among the holders of the Super Senior Preferred in proportion to the number of shares of Super Senior Preferred then held by each such holder, up to the full preferential amount payable to the holders of the Super Senior
Preferred in accordance with clause (i) above.

     (b) Liquidation Rights of Common. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 4(a) of this Article IV.

     (c) Reorganizations Deemed a Liquidation. A consolidation or merger of the
Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the
Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the
Corporation is disposed of, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4.

     Section 5. Voting Rights. Subject to Section 7, the holder of each share of
Common shall be entitled to one vote for each share held and the holder of each share of Preferred shall be entitled to the number of votes equal to the number of shares of Common into which such shares of Preferred could be converted.
Except as specifically provided in this Section 5 or as otherwise provided by law, the holders of Common and Preferred shall have equal voting rights and powers (voting together as a single class) and shall be entitled to notice of any shareholders' meetings in accordance with the bylaws of the Corporation.
Fractional votes shall not, however, be permitted and any fractional voting rights resulting from conversion as determined pursuant to Section 6 shall be rounded to the nearest whole number (with one-half being rounded upward).

     Section 6. Conversion of Preferred. The holders of Preferred shall have conversion rights as follows (the "Preferred Conversion Rights"):

     (a) Right to Convert.

         Each share of Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share as follows.
Each share of Class A Senior Preferred shall be convertible into one share of
Common. Each share of Super Senior Preferred shall be convertible into the number of shares of Common which results from dividing the "Conversion Value"
per share of the Super Senior Preferred by the "Conversion Price" per share in effect for the Super Senior Preferred at the time of conversion. The number of shares of Common Stock into which each share of Class A Senior Preferred or
Super Senior Preferred is convertible is hereinafter referred to as the
"Conversion Rate" for such class. The initial Conversion Price and the initial
Conversion Value per share of Super Senior Preferred shall each be $426.09. The initial Conversion Price of the Super Senior Preferred shall be subject to adjustment as hereinafter provided.

     (b)  Automatic Conversion.

         (i) Each share of Super Senior Preferred and Class A Senior Preferred shall automatically be converted into shares of Common at the effective
Conversion Rate for such share of Super Senior Preferred or Class A Senior
Preferred immediately prior to the consummation of the Corporation's sale of its
Common in a bona fide, firm commitment underwritten public offering pursuant to a registration statement on Form S-1 (or any successor form) under the
Securities Act of 1933, as amended, the public offering price of which was not less than $1,430.00 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization) and the net proceeds of which were not less than $25,000,000.

         (ii) Each share of Class A Senior Preferred shall automatically be converted into shares of Common at its then effective Conversion Rate upon the vote of the holders of not less than 50% of the outstanding shares of Class A
Senior Preferred.

      (c) Mechanics of Conversion.

         (i) Before any holder of Preferred shall be entitled to convert the same into Common, the holder shall surrender the certificate or certificates representing the Preferred to be converted, duly endorsed for transfer, at the office of the Corporation or of any transfer agent for the Preferred, and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the name or names in which the holder wishes the certificate or certificates for shares of Common to be issued. The
Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common pursuant to Section 6(h) hereunder and any declared but unpaid dividends on the converted Preferred to which the holder may be entitled. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. In the case of any conversion pursuant to Section 6(a), such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Preferred to be converted, and the person or persons entitled to receive the shares of Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common on such date.

         (ii) If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Preferred for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the
Common issuable upon such conversion of the Preferred shall not be deemed to have converted such Preferred until immediately prior to the closing of such sale of securities.

         (iii) In the event of an automatic conversion pursuant to Section 6(b)
above, each holder of record of shares of Super Senior Preferred or Class A
Senior Preferred, as the case may be (in either case, the "Converting
Preferred"), shall surrender his, her or its certificate or certificates for all such shares to the Corporation, and shall thereafter receive certificates for the number of shares of Common to which such holder is entitled pursuant to
Section 6(b). Immediately upon such conversion as provided in Section 6(b), all outstanding shares of Converting Preferred shall be deemed to have been converted into shares of Common, which shall be deemed to be outstanding of record, and all rights with respect to the Converting Preferred so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common) will terminate, except only the rights of any holders thereof, upon surrender of his, her or its certificate or certificates therefor, to receive certificates for the number of shares of Common into which such
Converting Preferred has been converted and a check payable to such holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common pursuant to Section 6(h) hereunder and of any declared but unpaid dividends on the Converting Preferred to which such holder may be entitled. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the surrender of the certificate or certificates for
Converting Preferred, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common issuable on such conversion in accordance with the provisions hereof. All certificates evidencing shares of
Converting Preferred which are required to be surrendered for conversion in accordance with the provisions of this section shall, from and after the time of conversion, be deemed to have been cancelled and the shares of Converting
Preferred represented thereby converted into Common for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates.

     (d) Conversion Price Adjustments of Preferred. The Conversion Price of the
Super Senior Preferred shall be subject to adjustment from time to time as set forth below.

     (i) (A) If the Corporation shall issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the
Conversion Price applicable to the Super Senior Preferred in effect immediately prior to the issuance of such Additional Stock, the Conversion Price applicable to the Super Senior Preferred in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price equal to the quotient obtained by dividing the total computed under clause (x) below by the total computed under clause (y) below as follows:

     (x) an amount equal to the sum of

         (1) the aggregate purchase price of all shares of the Super Senior
     Preferred sold pursuant to the agreements under which shares of the Super
     Senior Preferred were first issued (including agreements for the sale of securities of the Corporation that have been converted into shares of Super
     Senior Preferred) (the "Stock Purchase Agreements"), plus

         (2) the aggregate consideration, if any, received by the Corporation for all Additional Stock issued on or after the date of the applicable
     Stock Purchase Agreement (the "Purchase Date") other than shares of Common issued or issuable with respect to the shares of Preferred issued pursuant to the applicable Stock Purchase Agreement;

    (y) an amount equal to the sum of

         (1) the aggregate purchase price of the shares of Super Senior
     Preferred sold pursuant to the applicable Stock Purchase Agreement divided by the Conversion Price for the Super Senior Preferred then in effect at the applicable Purchase Date (or such higher or lower Conversion Price for such series as results from the application of Subsections 6(d)(iii) and
     (iv) and assuming that this Certificate was in effect as of the Purchase
     Date), plus

         (2) the number of shares of Additional Stock issued since the applicable Purchase Date (increased or decreased to the extent that the number of such shares of Additional Stock shall have been increased or decreased as the result of the application of Subsections 6(d)(iii) and
     (iv)).

     (B) No adjustment of the Conversion Price for the Super Senior Preferred
shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to 3 years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of 3 years from the date of the event giving rise to the adjustment being carried forward.
Except to the limited extent provided for in Subsections (E)(3) and (E)(4), no adjustment of such applicable Conversion Price pursuant to this Subsection
6(d)(i) shall have the effect of increasing the Conversion Price above the applicable Conversion Price in effect immediately prior to such adjustment.

     (C) In the case of the issuance of Common for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the
Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

     (D) In the case of the issuance of Common for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board irrespective of any accounting treatment.

     (E) In the case of the issuance (whether before, on or after the applicable
Purchase Date) of options to purchase or rights to subscribe for Common, securities by their terms convertible into or exchangeable for Common or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this
Subsection 6(d)(i) and Subsection 6(d)(ii):

         1. The aggregate maximum number of shares of Common deliverable upon exercise of such options to purchase or rights to subscribe for Common shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Subsections 6(d)(i)(C) and (d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the exercise price provided in such options or rights for the Common covered thereby.

         2. The aggregate maximum number of shares of Common deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the
     Corporation for any such securities and related options or rights
     (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Subsections 6(d)(i)(C) and
     (d)(i)(D)).

         3. In the event of any change in the number of shares of Common deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion
     Price of the Super Senior Preferred, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

         4. Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the
     Conversion Price of the Super Senior Preferred, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

         5. The number of shares of Common deemed issued and the consideration deemed paid therefor pursuant to Subsections 6(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Subsection 6(d)(i)(E)(3) or (4).

     (ii) "Additional Stock" shall mean any shares of Common issued (or deemed to have been issued pursuant to Subsection 6(d)(i)(E)) by the Corporation after the applicable Purchase Date other than

           (A) Common issued pursuant to a transaction described in Subsection
     6(d)(iii) or (iv) hereof;

           (B) shares of Common issuable or issued to employees, officers, consultants or directors of the Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the stockholders and Board of the Corporation;

           (C) Common issued or issuable upon conversion of the Super Senior
     Preferred or the Class A Senior Preferred; or

           (D) the issuance of stock, warrants or other securities or rights to persons or entities with which the Corporation has business relationships, provided such issuances are for other than primarily equity financing purposes, so long as the total aggregate percentage of such stock, warrants or other securities or rights do not exceed in the aggregate 3% of the total outstanding capital stock of the Corporation at the time such stock, warrants or other securities or rights are issued or granted.

     (iii) In the event the Corporation should at any time or from time to time after the applicable Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common or the determination of holders of Common entitled to receive a dividend or other distribution payable in additional shares of Common or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common (hereinafter referred to as "Common Equivalents") without payment of any consideration by such holder for the additional shares of Common or the Common Equivalents (including the additional shares of Common issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Super Senior Preferred shall be appropriately decreased so that the number of shares of Common issuable on conversion of each share of Super Senior Preferred shall be increased in proportion to such increase of the aggregate of shares of Common outstanding and those issuable with respect to such Common Equivalents.

     (iv) If the number of shares of Common outstanding at any time after the applicable Purchase Date is decreased by a combination of the outstanding shares of Common, then, following the record date of such combination, the Conversion
Price for the Super Senior Preferred shall be appropriately increased so that the number of shares of Common issuable on conversion of each share of such class shall be decreased in proportion to such decrease in outstanding shares;
provided that, this Section 6(d)(iv) shall not apply to the Reverse Stock Split effected pursuant to Section 1(b) hereof.

     (e) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Subsection 6(d)(iii), then, in each such case for the purpose of this Subsection 6(e), the holders of the Preferred shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common of the Corporation into which their shares of Preferred are convertible as of the record date fixed for the determination of the holders of Common of the Corporation entitled to receive such distribution.

     (f) Stock Splits; Consolidations; Recapitalizations. If at any time or from time to time there shall be a split, consolidation or recapitalization of the
Common (other than a merger or sale of assets transaction provided for elsewhere in Section 4) provision shall be made so that the holders of Preferred shall thereafter be entitled to receive upon conversion of the Preferred the number of shares of stock or other securities or property of the Corporation or otherwise to which a holder of Common deliverable upon conversion would have been entitled on such split, consolidation or recapitalization; provided, however, that any provision made hereunder shall take into account any adjustments made under
Subsection 6(d)(iii) and 6(d)(iv) above so as to ensure that adjustments for such event are effected only once. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Preferred after the split, consolidation or recapitalization to the end that the provisions of this Section
6 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Super Senior Preferred and the Conversion
Rate then in effect and the number of shares issuable upon conversion of the
Class A Senior Preferred) shall be applicable after that event as nearly equivalent as may be practicable. This Section 6(f) shall not apply to the
Reverse Stock Split effected pursuant to Section 1(b) hereof.

     (g) No Impairment. The Corporation will not, by amendment of its
Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the
Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Preferred Conversion Rights of the holders of the Preferred against impairment.

     (h) No Fractional Shares and Certificate as to Adjustments.

        (i) No fractional shares shall be issued upon conversion of the
Preferred, and the number of shares of Common to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of
Preferred the holder is at the time converting into Common and the number of shares of Common issuable upon such aggregate conversion.

                                       10

        (ii) Upon the occurrence of each adjustment or readjustment of the
Conversion Price or the number of shares issuable upon conversion of the
Preferred pursuant to this Section 6, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the applicable Conversion Price or Conversion Rate at the time in effect, and (C) the number of shares of Common and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred.

     (i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

     (j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common solely for the purpose of effecting the conversion of the shares of the Preferred such number of its shares of Common as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred;
and if at any time the number of authorized but unissued shares of Common shall not be sufficient to effect the conversion of all then outstanding shares of the
Preferred, in addition to such other remedies as shall be available to the holder of such Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common to such number of shares as shall be sufficient for such purposes.

     (k) Notices. Any notice required by the provisions of this Section 6 to be given to the holders of shares of Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

     Section 7. Protective Provisions. So long as shares of Preferred are outstanding, the Corporation shall not:

     (a) without obtaining the approval (by vote or written consent, as provided by law) of the holders of at least three-fourths of the then outstanding shares of Super Senior Preferred, voting on an as-if-converted into Common basis, create any new class or series of stock or any other securities convertible into equity securities of the Corporation having a preference over, or being on a parity with, the Super Senior Preferred with respect to voting, dividends or upon liquidation; or

     (b) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds of the then outstanding shares of Super Senior Preferred and Class A Senior Preferred, voting together as a single class on an as-if-converted into Common basis, sell, convey or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions in which more than 50% of the voting power of the
Corporation is disposed of; or

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     (c) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least three-fourths of the then outstanding shares of the Super Senior Preferred, or of at least a majority of the then outstanding shares of Class A Senior Preferred, alter or change the rights, preferences, privileges or restrictions of the Super Senior Preferred or of the Class A Senior Preferred, as the case may be, so as to materially affect adversely the shares of the Super Senior Preferred or the Class A Senior
Preferred, as the case may be.

     Section 8. Status of Converted Stock or Repurchased Preferred.

     (a) In the event any shares of Preferred shall be converted pursuant to
Section 6 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. This Amended and Restated Certificate of
Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

     (b) In the event that any shares of Preferred are repurchased by the
Corporation, the shares so repurchased shall be cancelled and shall not be issuable by the Corporation. This Amended and Restated Certificate of
Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

     ARTICLE V. Actions by the Corporation or its Subsidiary. During the period commencing with the later of (x) the effectiveness of the Stockholders'
Agreement dated on or around the date of filing of this Amended and Restated
Certificate of Incorporation among the Corporation and certain stockholders of the Corporation (the "Stockholders' Agreement") and (y) the effectiveness of this Amended and Restated Certificate of Incorporation, and ending upon the termination of the Stockholders' Agreement, the following actions by the
Corporation or by its subsidiary CJSC "CTC" ("CTC") (or any successor to CTC operating under any name) shall require the approval of the holders of at least
75.1% of the voting capital stock of the Corporation then outstanding:

     (a) The issuance of any shares or any security convertible into or exercisable for shares of the Corporation or of CTC, the granting of any option to purchase any such shares or securities or the granting of any right to subscribe for such shares or securities, other than (i) pursuant to an agreement in effect as of the date of filing of this Amended and Restated Certificate of
Incorporation with the Secretary of State of the State of Delaware or (ii) the
issuance of shares upon the exercise of options, warrants or other convertible securities outstanding as of the date of filing of this Amended and Restated
Certificate of Incorporation with the Secretary of State of the State of
Delaware or previously approved by the holders of the requisite majority of shares;

     (b) A change in the size of the board of directors of the Corporation or of
CTC;

     (c) Amendments to the certificate of incorporation or bylaws of the
Corporation or the equivalent constituent documents of CTC or recommendations to the stockholders of the Corporation proposing any amendments to such documents;

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     (d) The approval of any annual budget that projects annual earnings before interest, taxes, depreciation and amortization or net income after tax
(excluding any extraordinary items which would be deemed such under U.S. GAAP)
for the following year that is lower than the most recently available estimated figures for the then current year; provided, however, that if the approval of such budget required under this Article V is not received, the Corporation or
CTC, as the case may be, shall operate in the next year on the basis of the previously approved operating budget with a 5% increase for all operating expenses but shall not incur any capital expenditures until such time as a new budget is approved in accordance with this Article V;

     (e) Except as provided in paragraph (f) below, any merger, consolidation, recapitalization or other business combination transaction involving the
Corporation or CTC; and

     (f) Any acquisition, divestiture (sales of substantial assets or the shares of any subsidiary), entry into any joint venture, or the incurrence of any indebtedness; except, in each case, for any transaction or series of related transactions with a total value (as reasonably determined by the board of directors of the Corporation or of CTC, as the case may be) below $5 million.

     ARTICLE VI. Board Authorization. Except as otherwise provided in this
Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the bylaws of the
Corporation.

     ARTICLE VII. Number of Directors. The number of directors of the
Corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the stockholders in accordance with Article V.

     ARTICLE VIII. Election of Directors. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

     ARTICLE IX. Stockholder Meetings. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes)
outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the bylaws of the Corporation.

     ARTICLE X. Director Liability. Except to the extent that the General
Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

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     ARTICLE XI. Indemnification of Corporate Agents. The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of
Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

     Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article XI, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

     The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of the Corporation.

     The indemnification rights provided in this Article:

     (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise; and

     (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board, grant indemnification rights to other employees or agents of the
Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article XI.

     ARTICLE XII. Reservation of Rights. Subject to Article V, the Corporation
reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     4. The foregoing further amendment and restatement of the Certificate of
Incorporation has been duly approved by the Board of the Corporation.

     5. The foregoing further amendment and restatement of the Certificate of
Incorporation has been duly approved by the holders of the requisite number of shares of the Corporation in accordance with Sections 228, 242 and 245 of the
Delaware General Corporation Law. The number of shares of each class of stock voting in favor of the foregoing amendment equaled or exceeded the vote required.

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     This Amended and Restated Certificate has been signed by Robert J. Clark,
President of StoryFirst Communications, Inc., on August 18, 2003.

                                        /s/ Robert J. Clark
                                        ----------------------------------
                                        Robert J. Clark
                                        President

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